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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
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                                 FORM T-1

      STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939
               OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

      Check if an Application to Determine Eligibility of a trustee
                      Pursuant to Section 305(b) ____

                      BANK OF MONTREAL TRUST COMPANY
            (Exact name of trustee as specified in its charter)

               New York                                 13-4941093
(Jurisdiction of incorporation or organization       (I.R.S. employer
      if not a U.S. national bank)                   identification no.)

            Wall Street Plaza
             88 Pine Street
            New York, New York                               10005
(Address of principal executive offices)                   (Zip code)

                            Mark F. McLaughlin
                      Bank of Montreal Trust Company
                             Wall Street Plaza
                 88 Pine Street, New York, New York  10005
                              (212) 701-7602
         (Name, address and telephone number of agent for service)
       ____________________________________________________________

                    AMERICAN EXPRESS CREDIT CORPORATION
            (Exact name of obligor as specified in its charter)

         Delaware                                    11-1988350
(State or other jurisdiction of                   (I.R.S. employer
incorporation or organization)                 identification number)

                           One Christina Centre
                          301 North Walnut Street
                     Wilmington, Delaware  19801-2919

                 (Address of principal executive offices)
                 ________________________________________

         Debt Securities and Warrants to Purchase Debt Securities
                    (Title of the indenture securities)



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                                   - 2 -

Item 1.     General Information.

            Furnish the following information as to the trustee:

      (a) Name and address of each examining or supervising authority to which it is subject.

                  Federal Reserve Bank of New York
                  33 Liberty Street, New York N.Y. 10045

                  State of New York Banking Department
                  2 Rector Street, New York, N.Y. 10006

      (b)   Whether it is authorized to exercise corporate trust powers.

               The Trustee is authorized to exercise corporate trust powers.

Item 2.     Affiliations with the Obligor.

            If the obligor is an affiliate of the trustee, describe each such affiliation.

               The obligor is not an affiliate of the trustee.

Item 16.    List of Exhibits.

     List below all exhibits filed as part of this statement of eligibility.

     Exhibit 1 - Copy of Organization Certificate of Bank of Montreal
                 Trust Company to transact business and exercise corporate trust powers; incorporated herein by reference as Exhibit "A" filed with Form T-1 Statement, Registration No. 33-46118.

     Exhibit 4 - Copy of the existing By-Laws of Bank of Montreal Trust
                 Company; incorporated herein by reference as Exhibit "B" filed with Form T-1 Statement, Registration No. 33-80928.

     Exhibit 6 - The consent of the Trustee required by Section 321(b) of the Act; incorporated herein by reference as Exhibit "C" with Form T-1 Statement, Registration No. 33-46118.

     Exhibit 7 - A copy of the latest report of condition of Bank of
                 Montreal Trust Company published pursuant to law or the requirements of its supervising or examining authority, attached hereto as Exhibit "D".

                                 SIGNATURE

           Pursuant to the requirements of the Trust Indenture Act of 1939 the Trustee, Bank of Montreal Trust Company, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York, and State of New York, on the 12th day of February, 1998.

                        BANK OF MONTREAL TRUST COMPANY

                        By: /s/ Amy S. Roberts
                            __________________________
                            Amy S. Roberts
                            Vice President